Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Defined terms included below that are not otherwise defined in Exhibit 99.3 to this Amendment No. 1 on Form 8-K/A (“Amendment No. 1”), which amends the Current Report on Form 8-K filed by Adaptin Bio, Inc. (formerly Unite Acquisition 1 Corp.) on February 18, 2025 (the “Original Report”), have the same meaning as terms defined and included in Amendment No. 1 and the Original Report.

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Adaptin Bio Operating Corporation (formerly Adaptin Bio, Inc. and referred to herein as Private Adaptin) should be read in conjunction with the “Description of Business” section of the Original Report and Private Adaptin’s audited financial statements as of and for the years ended December 31, 2024 and 2023 included in Exhibit 99.1 to this Amendment No. 1 and other information included in the Original Report. The following discussion contains forward-looking statements that involve risks and uncertainties. Private Adaptin’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified in the sections titled “Risk Factors” and “Forward-Looking Statements” included in the Original Report. Additionally, Private Adaptin’s historical results are not necessarily indicative of the results that may be expected in any future period.

Unless the context otherwise requires, all references in this Exhibit 99.3 to “we,” “us,” or “our” refer to Private Adaptin prior to the consummation of the Merger and to public reporting company Adaptin Bio, Inc., formerly Unite Acquisition 1 Corp. (“Unite Acquisition”), following the consummation of the Merger.

Business Overview

We are a biopharmaceutical company pioneering a transformational approach to enhancing the transfer of therapeutics into the brain, facilitating the treatment of brain cancers and other unmet medical conditions. Our precision medicine technology, originally developed by researchers in the Department of Neurosurgery at Duke University, harnesses the human immune system’s ability to target, recognize, destroy or deliver therapeutics to specific cells, including cancer cells. Our mission is to be the global leader and pioneer of this new treatment paradigm, integrating recombinant technology, gene therapy and cell therapy to address the challenges of targeting and delivering effective therapies, including to the brain for cancer and other CNS indications.

We are closely working with the researchers at Duke University to translate preclinical proof of concept data of our proprietary platform technology, the BRiTE Platform, into human clinical trials. BRiTE is a translatable method to specifically target malignant glioma using a tumor-specific, fully human bispecific antibody that redirects patients' own T cells to recognize and destroy tumor cells. Our first application of BRiTE is APTN-101, a proprietary EGFRvIII x CD3 bispecific T cell engager, that is able to eliminate malignant glioma tumors in a variety of aggressive preclinical orthotopic tumor models. We designed APTN-101 to specifically redirect T cells against tumors expressing a well-characterized, mutated form of EGFR on a number of tumor types, including glioblastoma, breast and lung cancer. APTN-101 has been recently accepted under an investigator-led IND to begin first-in-human studies in brain cancer. Our goal is to complete preclinical studies on additional product candidates and file multiple INDs.

Duke University Exclusive Licensing Agreement

As described in the Original Report, effective January 11, 2023, Private Adaptin entered into a patent license agreement (the “Duke License”) with Duke University, whereby Duke University granted Private Adaptin an exclusive license with a right to sublicense the precision medicine technology, which we intend to develop using our BRiTE Platform. As part of the consideration for the license, Private Adaptin issued Duke 75 shares of Private Adaptin common stock (that were valued at $175.86 per share, or $13,189, representing 5% of Private Adaptin’s then issued and outstanding common stock on a fully diluted basis). Private Adaptin also agreed to make milestone payments and pay royalties to Duke University, as well as to reimburse Duke University for prior patent expenses, as set forth in more detail below and in the Original Report.

Private Adaptin recorded the issuance of its common stock and has accrued for the reimbursement of prior patent expenses, but had not reached any of the clinical or regulatory milestones or transacted its first commercial sale as of December 31, 2024.

Bridge Financings

Private Adaptin raised bridge financing through the offer and sale (a) in 2023 of $500,000 principal amount of its 10% Secured Promissory Notes (the “2023 Bridge Notes”) (including warrants to purchase up to 56,815 shares of Private Adaptin or its parent company’s common stock at an exercise price of $4.40 per share) and (b) in 2024 of $1,000,000 principal amount of its 10% Secured Subordinated Convertible Promissory Notes (the “2024 Bridge Notes”), which in each case were sold to a limited number of accredited investors pursuant to Regulation D under the Securities Act. In December 2024, the 2023 Bridge Notes were cancelled and exchanged for $500,000 principal amount of the Private Adaptin’s 10% Secured Convertible Promissory Notes (the “Exchange Notes”). In connection with the note exchange, the holders of the 2023 Bridge Notes were also issued warrants to purchase up to 75,755 shares of Private Adaptin’s or its parent company’s common stock at an exercise price of $3.30 per share. The Exchange Notes, collectively with the 2024 Bridge Notes, are referred to herein as the “Bridge Notes”.

The Merger

On February 11, 2025, Private Adaptin entered into a Merger Agreement with Unite Acquisition and Unite Acquisition’s wholly-owned subsidiary Adaptin Acquisition Co. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Private Adaptin, with Private Adaptin continuing as the surviving corporation and the wholly-owned subsidiary of Unite Acquisition (the “Merger”). Pursuant the Merger, and all of the outstanding stock of Private Adaptin was converted into shares of Unite Acquisition common stock. In addition, in connection with the Merger, all of Private Adaptin’s Bridge Notes converted into shares of Unite Acquisition common stock at $3.30 per share and all of Private Adaptin’s outstanding warrants became exercisable for shares of Unite Acquisition common stock. In connection with the Merger, Private Adaptin was renamed Adaptin Bio Operating Company and Unite Acquisition, which now continues the business of Private Adaptin as a public reporting company, was renamed Adaptin Bio, Inc.

Concurrent with the closing of the Merger, Adaptin Bio, Inc. sold, in an initial closing of its Offering, 1,080,814 units (the “Units”) at a purchase price of $4.40 per Unit, each consisting of (i) one share of common stock of Adaptin Bio, Inc., (ii) a one-year warrant to purchase one share of common stock of Adaptin Bio, Inc. at an exercise price of $4.40 per share, and (iii) a five-year warrant to purchase one-half of a share of common stock of Adaptin Bio, Inc. at an exercise price of $6.60 per share. On March 31, 2025, Adaptin Bio, Inc. sold, in the final closing of its Offering, 319,529 Units for an aggregate purchase price of $1,405,923.

Accounting Treatment; Change of Control

The Merger was accounted for as a “reverse merger” or “reverse acquisition,” and Private Adaptin is deemed to be the acquirer in the reverse merger. As a result of the issuance of the shares of Adaptin Bio, Inc.’s common stock pursuant to the Merger, a change in control of Private Adaptin occurred as of the Closing Date of the Merger.

Operations Overview

Since the commencement of our operations in 2021, we have devoted substantially all of our resources to supporting our product development efforts, raising capital to support and expand such activities, and providing general and administrative support for these operations. We operate our business using a significant outsourcing model. As such, our team is composed of a small group of employees who direct a significantly large number of team members, including vendors and consultants, to enable execution of our operational plans. We do not currently have any products approved for sale, and we will continue to incur significant research and development and general administrative expenses related to our operations.

Since inception, we have incurred significant operating losses. For the year ended December 31, 2024 and 2023, we recorded net losses of approximately $3.1 million and $1.0 million, respectively. As of December 31, 2024, we had an accumulated deficit of approximately $4.1 million. We expect to continue to incur significant losses for the foreseeable future. We anticipate that a substantial portion of our capital resources and efforts in the foreseeable future will be focused on completing the necessary development activities required for applying for and obtaining regulatory approval for our product candidates and, subsequently, preparing for potential commercialization of our product candidates. We had approximately $34,000 of cash at December 31, 2024.

We expect to continue to incur significant expenses and operating losses for at least the next several years. Our net losses may fluctuate significantly from period to period, depending on the timing of our planned clinical trials and expenditures on other research and development activities. We expect our expenses will increase substantially over time as we:

●	continue our ongoing and planned development of APTN-101, including pre-clinical activity and our Phase 1 investigator-led trial for the treatment of GBM;

●	build a portfolio of product candidates through development, or the acquisition or in-license of drugs, product candidates or technologies;

●	initiate preclinical studies and clinical trials for APTN-101 for any additional indications we may pursue and for any additional product candidates that we may pursue in the future;

●	maintain, protect and expand our intellectual property portfolio;

●	hire clinical, regulatory and scientific personnel;

●	add operational, financial and management information systems and personnel, including personnel to support our product development efforts; and

●	incur additional legal, accounting, insurance and other expenses associated with operating as a public company.

The Macroeconomic Climate

The recent economic trends and political changes, including the proposed implementation of a tariff structure, may materially adversely affect our business and corresponding financial position and cash flows. While inflationary factors have trended down and interest rates are beginning to trend down, they still may impact our overhead costs and may adversely affect our operating results. While interest rates have recently been trending down, they remain high and present a challenge impacting the United States and global economies. Recent volatility in the major stock indices could also present challenges in accessing additional capital. Such factors could make it more difficult for us to obtain traditional financing on acceptable terms, if at all, in the future. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience increases in the near future on our operating costs, including our labor, due to supply chain constraints, consequences associated with pandemics or public health situations, the Russia-Ukraine war, and other U.S. geopolitical issues, such as the proposed tariff structures, affecting other territories and employee availability and wage increases, all of which may result in additional stress on our working capital resources.

Components of Results of Operations

Research and Development Expenses

Research and development expenses consist primarily of fees paid to third-party service providers and, in future periods, we expect will include additional personnel costs and other personnel-related compensation expenses. Research and development expenses also include the cost of in-process research and development (“IPR&D”) assets purchased in an asset acquisition transaction. We have concluded that the costs associated with licensing our technology are IPR&D and we expensed those costs upon execution of the Duke License in 2023. Research and development costs after the acquisition are expensed as incurred. We expense research and development costs in the periods in which they are incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, collaborators and third-party service providers.

To date, substantially all our research and development expenses have been related to the licensing and preclinical development of APTN-101. As we progress, we expect our research and development costs to increase for additional preclinical and clinical development of APTN-101 in GBM.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming and is subject to uncertainties and delays. As a result of the uncertainties discussed above, we are unable to determine the duration and completion costs of our research and development projects or when and to what extent we will generate revenue from the commercialization and sale of our product candidates, if at all.

General and Administrative Expenses

General and administrative expenses include expenses for outside professional services and other general administrative expenses. Outside professional services consist of patent maintenance expenses, legal, accounting, insurance and audit services and other consulting fees.

We also expect to incur expenses as a public company, including expenses related to compliance with SEC rules and regulations and those of any national securities exchange on which our securities are traded, additional insurance expenses, investor relations activities, and other administrative and professional services.

Interest Expense

Interest expense primarily consists of contractual debt interest expense, the amortization of debt issuance costs and the amortization of discounts arising from bifurcated derivative liabilities.

Results of Operations

Comparison of the Years Ended December 31, 2024 and 2023

The following table summarizes our results of operations and changes for the periods indicated:

	Year ended December 31,
	2024	2023	$ Change	% Change

OPERATING EXPENSES
Research and development	$1,824,591	$510,356	$1,314,235	258%
General and administrative	745,294	366,960	378,334	103%
Total Operating Expenses	2,569,885	877,316	1,692,569	193%

LOSS FROM OPERATIONS	(2,569,885)	(877,316)	(1,692,569)	193%

Interest Expense	341,048	104,487	236,561	226%
Loss on fair value of derivative liability	17,087	-	17,087	100%
Loss on extinguishment of debt	194,537	-	194,537	100%
Total Other Expenses	552,672	104,487

NET LOSS	$(3,122,557)	$(981,803)	$(2,140,754)	218%

Research and Development Expenses

Research and development expenses increased by $1,314,235, or 258%, for the year ended December 31, 2024 when compared to research and development expenses for the year ended December 31, 2023. During 2024, the increase in research and development costs are primarily associated with a repeat-dose toxicology study of APTN-101 that began in late 2023. Costs incurred during the year ended December 31, 2023 consist primarily of costs related to the execution of the Duke License that was determined to be IPR&D acquired in an asset transaction. These costs were expensed as the technology has not received regulatory approval for marketing and, absent obtaining such approval, has no established alternative future use.

General and Administrative Expenses

General and administrative expenses increased by $378,334, or 103%, for the year ended December 31, 2024 when compared to the year ended December 31, 2023. The increase was primarily related to increases in consulting costs related to management of the Company as business activities increased.

Interest Expense

Interest expense increased $236,561 for the year ended December 31, 2024 when compared to the year ended December 31, 2023. The increase in interest expense was related to issuance of $1.0 million in 2024 Bridge Notes and the interest accrued, debt issuance costs amortization, discounts related to derivative liability amortization and related costs. Additionally, at issuance of the 2024 Bridge Notes and based on the information then currently available, we recorded a bifurcated derivative liability related to the embedded redemption feature of this debt of $333,333. At December 31, 2024, the carrying value of the derivative liability totaled $350,420, after giving effect to the change in fair value of $17,087. Additionally, a loss on debt extinguishment of $194,537 was recorded related to the conversion feature of the Exchange Notes issued in December 2024.

Liquidity and Capital Resources

We have incurred operating losses and experienced negative operating cash flows since our inception, and we anticipate continuing to incur losses for at least the next several years as we continue to develop our product candidates. As of December 31, 2024, we had cash of $34,085 and an accumulated deficit of approximately $4.1 million.

As set forth above, in 2023 and 2024, we raised bridge financing through the offer and sale of $1,500,000 of Bridge Notes. At the initial closing of the Offering, the $1,500,000 aggregate principal amount of outstanding Bridge Notes, plus accrued interest thereon, converted automatically into shares of Adaptin Bio, Inc. common stock at a conversion price of $3.30 per share, or 501,140 shares of common stock of Adaptin Bio, Inc., and the holders of the 2023 Bridge Notes were issued, pursuant to existing agreements, Pre-Merger Warrants to purchase up to 132,570 shares of our Adaptin Bio, Inc. common stock at an exercise price of $3.30 or $4.40 per share and with a term of five years.

Based on our current operating plan, we anticipate that our existing cash balance will not be sufficient to fund our operating activities for the next twelve months and, as such, we will need to obtain additional funding. We plan to continue to fund our losses from operations through cash on hand, as well as through future equity offerings, debt financings, or other third-party funding. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Even if we raise additional capital, we may also be required to modify, delay or abandon some of our plans which could have a material adverse effect on our business, operating results and financial condition and our ability to achieve our intended business objectives. Any of these actions could materially harm our business, results of operations and future prospects.

Cash Flows

The following table shows a summary of our cash flows for the periods presented:

	For the years ended December 31,
	2024	2023	$ Change	% Change
Net cash (used in) provided by:
Operating activities	(649,283)	(394,186)	(255,097)	-65%
Financing activities	678,614	398,890	279,724	-70%

Net increase in cash during the periods	29,331	4,704	24,627	524%

Operating Activities

Net cash used in operating activities was $649,283 for the year ended December 31, 2024, compared to $394,186 of cash used in operating activities for the comparable prior year period. The increase of $255,097 consists of increased operating activity in 2024 related to a repeat-dose toxicology study that was initiated in late 2023 along with increases in consulting costs in 2024 related to management of the Company with increased business activities.

Net cash used in operating activities for the year ended December 31, 2023 was $394,186 and reflects costs associated with the execution of the Duke License in 2023 and increases in legal and professional fees.

Financing Activities

Net cash provided by financing activities was $678,614 for the year ended December 31, 2024 related to the issuance of the 2024 Bridge Notes in the amount of $1,000,000 offset by debt issuance costs and $193,876 of deferred equity issuance costs related to the Merger. Additionally, in December 2024, the 2023 Bridge Notes were cancelled and exchanged for the Exchange Notes, with the debt modification being accounted for as an extinguishment resulting in a loss on extinguishment of $194,537. For the year ended December 31, 2023, net cash provided by financing activities was $398,890 related to the issuance of the 2023 Bridge Notes in the amount of $500,000 offset by debt issuance costs.

Indebtedness

In 2023, we entered into Securities Purchase Agreements resulting in the issuance of an aggregate of $500,000 of the 2023 Bridge Notes. We incurred $101,110 in debt issuance costs related to the issuance of this debt. For the year ended December 31, 2024, we accrued interest of $49,997 and recorded the amortization of the debt issuance costs of $30,238. For the year ended December 31, 2023, we also accrued interest of $33,615 and recorded the amortization expense of the debt issuance costs of $70,872. In December 2024, the 2023 Bridge Notes were cancelled and exchanged for the Exchange Notes.

During the year ended December 31, 2024, we entered into Securities Purchase Agreements resulting in the issuance of an aggregate of $1.0 million of the 2024 Bridge Notes. We incurred approximately $128,000 in debt issuance costs related to the issuance of this debt. As of December 31, 2024, we had recorded accrued interest expense of $51,262, amortization of debt issuance costs of $58,695, amortization of discounts related to an embedded derivative liability of $150,856 and a loss on fair value of derivative liabilities of $17,087.

Funding Requirements

We use our cash primarily to fund research and development expenditures. We expect our research and development expenses to increase as we continue the development of APTN-101. We expect to incur an increase in general and administrative expenses in 2025 primarily related to supporting our increasing research and development activities and becoming a publicly held company with the resulting professional fees, personnel and regulatory compliance related costs. We expect to incur increasing operating losses for the foreseeable future as we continue the preclinical and clinical development of our product candidate. At this time, due to the inherently unpredictable nature of clinical development, we cannot reasonably estimate the costs we will incur and the timelines that will be required to complete development, obtain marketing approval, and commercialize APTN-101 or any future product candidates, if at all. For the same reasons, we are also unable to predict when, if ever, we will generate revenue from product sales or whether, or when, if ever, we may achieve profitability. Clinical and preclinical development timelines, the probability of success, and development costs can differ materially from expectations.

The timing and amount of our operating expenditures will depend largely on:

●	the timing, progress and results of our ongoing and planned preclinical and clinical development activities for APTN-101 in GBM;

●	the scope, progress, results and costs of preclinical development, testing and clinical trials of APTN-101 for any additional indications;

●	the ability of our vendors and third-party service providers to accurately forecast expenses and deliver on expectations;

●	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims; and

●	the extent to which we acquire or in-license other product candidates and technologies.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to fund our operations and capital funding needs through equity and/or debt financing. We may also consider entering into collaboration arrangements or selectively partnering for clinical development and commercialization. The sale of additional equity would result in additional dilution to our shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that restrict our operations or our ability to incur additional indebtedness, among other items. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially and adversely affect our business, financial condition and results of operations.

Contractual Obligations and Commitments

Duke License

In January 2023, we entered into the Duke License for an exclusive, world-wide, sub-licensable license to precision medicine technology. As a component of the Duke License, we agreed to make payments based on clinical and commercial milestones and continuing royalty payments on any sales made after approval by regulatory authorities. These milestones include initiation of Phase II or Phase III clinical trials, submission of applications for market approval in multiple jurisdictions including the United States, European Union and Japan and the initiation of post-approval commercial sales in the same jurisdictions. Based on an assumption that all milestones related to the current development program are met during the course of the Duke License, these milestone payments would total approximately $11.7 million. As of December 31, 2024, we had not met any milestones as defined in the agreement and, accordingly, have recorded no expense or liability related to such payments.

We also agreed to pay royalties equal to low- to mid- single digit percentages of annual net sales on a country-by-country and product-by-product basis subject to downward adjustment to low single digit percentages of our net annual sales in the event there is no valid claim of a patent for the product, with minimum annual royalty levels established. We also must pay Duke low to mid-double digit percentages of any sublicensing fees as set forth in the Duke License. We have not recorded and do not owe any royalties or sublicensing fees for the year ended December 31, 2024.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates and assumptions reflected in the financial statements relate to and include, but are not limited to, the fair value of common stock and other assumptions used to measure share-based consideration transferred for acquired assets under the Duke License, the fair value of derivative liabilities along with prepaid expenses and accrued liabilities that are measured based on progress toward completion of research and development projects.

Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained and as the operating environment changes.